Mail Stop 6010

      November 8, 2005

Dr. Burton J. Kunik
Chief Executive Officer
Sharps Compliance Corp.
9350 Kirby Drive, Suite 300
Houston, TX 77054

      Re:	Sharps Compliance Corp.
Form 10-KSB for the Fiscal Year Ended June 30, 2005
Form 10-KSB/A for the Fiscal Year Ended June 30, 2005
		File No. 000-22390

Dear Dr. Kunik:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Dr. Burton J. Kunik
Sharps Compliance Corp.
October 31, 2005
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